COCA-COLA EUROPEAN PARTNERS PLC 2021 ANNUAL GENERAL MEETING **("AGM")**

LONDON, 15 April 2021 – Coca-Cola European Partners plc ("CCEP") announces that the Notice of Meeting for its 2021 Annual General Meeting ("Notice of AGM") is available to view at: https://www.cocacolaep.com/about-us/governance/shareholder-meetings/. CCEP's 2020 Integrated Report and Form 20-F ("2020 Integrated Report") was published on 12 March 2021 and can be found at https://ir.cocacolaep.com/financial-reports-and-results/integrated-reports/.

At this time, the UK Government has implemented restrictions on public gatherings. Given the restrictions and current UK Government guidance, and with the health and safety of our shareholders and colleagues in mind, the AGM will be run as a closed meeting and shareholders will not be able to attend and vote in person.

Shareholders may participate in the meeting by submitting questions and a proxy vote in advance of the AGM. A proxy vote can be submitted in advance of the AGM by internet, by phone or by post as set out in the Notice of AGM and Form of Proxy. As the AGM will be a closed meeting, Shareholders are encouraged to appoint the chairman of the meeting as their proxy rather than a named person who will not be permitted to attend the AGM. Details of how to submit questions can be found at: www.cocacolaep.com/aboutus/governance/shareholder-meetings.

The 2020 Integrated Report, Notice of AGM and 2021 Annual General Meeting Form of Proxy ("Form of Proxy") are also being sent to those shareholders who have requested hard copies.

In compliance with Listing Rule 14.3.6R, the Notice of AGM and Form of Proxy will shortly be available for inspection on the National Storage Mechanism at: https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

CONTACTS

Company Secretariat	Investor Relations	Media Relations
Clare Wardle	Sarah Willett	Shanna Wendt
T +44 20 7355 8406	+44 7970 145 218	T +44 7976 595 168

ABOUT CCEP

Coca-Cola European Partners plc is a leading consumer goods company in Western Europe, making, selling & distributing an extensive range of non-alcoholic ready to drink beverages & is the world's largest Coca-Cola bottler based on revenue. Coca-Cola European Partners serves a consumer population of over 300 million across Western Europe, including Andorra, Belgium, continental France, Germany, Great Britain, Iceland, Luxembourg, Monaco, the Netherlands, Norway, Portugal, Spain & Sweden. The Company is listed on Euronext Amsterdam, the New York Stock Exchange, London Stock Exchange & on the Spanish Stock Exchanges, trading under the symbol CCEP.

For more information about CCEP, please visit www.cocacolaep.com & follow CCEP on Twitter at @CocaColaEP

Classification - Internal